Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (File No. 333-135417, File No. 333-71561, File No. 333-105523, File No. 333-74558, and File No. 333-62180) and S-8 (File No. 333-129748, File No. 333-72967, File No. 333-84485, and File No. 333-100628)  of Affiliated Managers Group, Inc. of our report dated March 1, 2007 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
March 1, 2007